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                                                                   EXHIBIT 10.77

                                SUPPLY AGREEMENT

                                     BETWEEN

                            AASTROM BIOSCIENCES, INC.

                                       AND

                              MOLL INDUSTRIES, INC.
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                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (this "Agreement") is made effective as of February 28, 2004 (the "Effective Date") by and between Aastrom Biosciences, Inc., a Michigan corporation with principal offices at Domino's Farms, Lobby L, Ann Arbor, Michigan 48106 ("AASTROM") and Moll Industries, Inc., a Delaware corporation with offices at 13455 Noel Rd., Suite 1420, Dallas, TX 75240 37086 ("MOLL").

                              W I T N E S S E T H:

      WHEREAS, AASTROM is developing medical devices to implement proprietary cell production processes for cellular therapy procedures;

      WHEREAS, such development work has led to the development by AASTROM of the AastromReplicell System(R), a proprietary medical device for the production of human stem cells (the "AastromReplicell System"), consisting in part of single-use, sterile culture chambers;

      WHEREAS, MOLL has expertise and experience in plastic injection molding, in general, and in the production and assembly of plastic parts for products that are classified as medical devices under the regulations of the U.S. Food and Drug Administration (the "FDA"), in particular;

      WHEREAS, AASTROM and MOLL were parties to the Prior Agreement (as defined below) under which MOLL manufactured and supplied Cell Cassettes (as defined below) and Components (as defined below) to AASTROM that were manufactured in accordance with the Specifications (as defined below);

      WHEREAS, in consideration of MOLL's expertise and stated intention to be a cost effective and a capable manufacturer and supplier of Cell Cassettes and Components, AASTROM desires for MOLL to be a manufacturer of such Cell Cassettes and Components throughout the Term of this Agreement, and MOLL desires to be such supplier for such period.

      NOW, THEREFORE, in consideration of these premises and the mutual undertakings hereinafter set forth, and for other good and valuable consideration given by AASTROM and MOLL to each other, the receipt and sufficiency of which is hereby acknowledged, AASTROM and MOLL, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS.

      The terms set forth below when used with capital letters shall have the meanings set forth below. Other terms are defined in the Sections of this Agreement pertinent to their definitions.

(a)   "The Act"               The Act shall mean the Federal Food, Drug and
                              Cosmetics Act, 21 U.S.C. 301, et seq. (1938), as amended, and the rules and regulations promulgated thereunder.

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(b)   "Cell Cassette(s)"      Cell Cassette shall mean a single-use, sterile
                              cell culture chamber consisting of plastic injection molded and other parts made, assembled and encased in a plastic injection molded cassette manufactured in accordance with the DMR and as more particularly described in the Specifications and used in the AastromReplicell System or similar products made by or for AASTROM, and all improvements and modifications to Components thereof that are intended to replace the then current Components.

(c)   "Component(s)"          Component shall mean any component part of a Cell
                              Cassette (e.g., the individual injection molded pieces, bioreactor assembly or fluid pathway tubing assembly) as more particularly described in the Specifications.

(d)   "Confidential
      Information"            Confidential Information shall mean any and all
                              technical and non-technical information,
                              (including information disclosed by AASTROM under the terms of the Confidentiality Agreement between the Parties dated December 22, 1993 or in furtherance of the Prior Agreement), data, techniques, manufacturing procedures, know-how, discoveries, inventions, trade secrets, improvements or innovations that are maintained as proprietary and confidential by the Party owning or controlling the same; but Confidential
                              Information shall not include information that (i) the Recipient can clearly demonstrate to have been in its possession at the time Confidential
                              Information is disclosed to it, provided that, such information is not known by the Recipient to be subject to another confidentiality agreement with, or under other obligation of secrecy to, the Disclosing Party or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient, its agents or employees, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, provided that, the Recipient does not know, or have reason to know, that such source is bound by a confidentiality agreement with, or other obligation of secrecy to the Disclosing Party or another party, or (iv) the Recipient can clearly demonstrate to have developed itself independent of the Confidential Information, or (v) the Disclosing Party consents in writing may be disclosed by the Recipient.

(e)   "Disclosing Party"      Disclosing Party shall mean the Party disclosing
                              Confidential Information.

(f)   "DMR"                   DMR shall mean the Device Master Record for the
                              Cell Cassette consisting of a compilation of records containing the procedures and specifications for a finished device including the complete

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                              manufacturing procedures and specification with
                              the necessary quality assurance requirements and labeling and packaging requirements.

(g)   "Equipment"             Equipment shall mean the molds and other equipment
                              listed on Appendix I, annexed hereto, and categorized as being provided either by AASTROM or by MOLL. AASTROM Equipment shall also include any equipment procured by MOLL for manufacture of the Cell Cassettes in accordance with Section
                              21(b)(1).

(h)   "cGMPs"                 cGMPs shall mean the then-current Good
                              Manufacturing Practices (QSR) set out in 21 CFR
                              Part 820, et seq. applicable to a Class III medical device that -- --- govern the methods used in, and the facilities and controls used for the design, manufacturing, packaging, labeling, storage, installation, and servicing of all finished devices intended for human use.

(i)   "Initial Term"          Initial Term shall have the meaning set forth in
                              Section 17.

(j)   "ISO"                   ISO (the International Standards Organization) is
                              a worldwide federation of national standards bodies (ISO member bodies).

(k)   "Party or "Parties"     Party shall mean either AASTROM or MOLL, and
                              Parties shall mean both AASTROM and MOLL.

(l)   "Prior Agreement"       Prior Agreement shall mean that certain
                              Collaborative Supply Agreement dated December 16,
                              1996 between the Parties.

(m)   "Recipient"             Recipient shall mean the Party receiving
                              Confidential Information.

(n)   "Requirements"          Requirements shall mean the rolling four-month
                              firm forecast to be provided by AASTROM under
                              Section 3(a), below, of AASTROM's then-current requirements for Cell Cassettes during the Term.

(o)   "Shipment Lot"          On a quarterly basis, concurrently with the
                              provision by AASTROM of its rolling twelve-month forecast, the Parties shall mutually review and by mutual written consent will specify the number of Cell Cassettes that constitute a Shipment Lot, for the purchase order to be submitted by AASTROM during such quarter, considering volume requirements and anticipated delivery schedules.
                              The mutually agreed upon quantity constituting the Shipment Lot shall be reflected in each purchase order submitted by AASTROM.

(p)   "Specifications"        Specifications shall mean the written
                              specifications for the manufacture of Cell
                              Cassettes and Components (including without limitation the criteria for labeling and packaging, including

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                              graphics, and quality assurance requirements)
                              annexed hereto as Appendix II, as such
                              Specifications may be changed pursuant to Section 6, below.

(q)   "Term"                  Term shall mean the period of time from the
                              Effective Date until the date upon which this Agreement expires or is earlier terminated pursuant to Section 17, below.

(r)   "UCC"                   UCC means the Uniform Commercial Code as enacted
                              by the State of New York and in effect during the Term.

SECTION 2. PURCHASE AND SALE.

      AASTROM shall purchase from MOLL AASTROM's Requirements of Cell Cassettes, and MOLL shall manufacture, assemble and sell to AASTROM all of AASTROM's purchase orders for Cell Cassettes and Components, subject to the terms and conditions of this Agreement including, without limitation, AASTROM's rights to terminate this Agreement in whole or in part pursuant to Sections 6 or 17, below, and its rights to utilize alternate suppliers of Cell Cassettes and Components pursuant to Sections 3(b), 4(d), 17 or 18 below.

SECTION 3. FORECASTS; DELIVERY; SHIPMENT.

(a) Rolling Forecasts. At the beginning of each calendar quarter during the Term, AASTROM shall provide MOLL with a rolling forecast of the anticipated quantity of each model of Cell Cassettes AASTROM intends to purchase from MOLL during each month of the following twelve-month period. The quantities given for the first four months of each twelve-month rolling forecast shall be firm orders for the immediately succeeding four months (i.e., a forecast given on January 1st would be deemed firm for the period May 1 - August 31) and AASTROM shall issue its purchase order therefor and note on such purchase order the number of units it will require for lot testing in accordance with Section 3(g), the method of shipment and AASTROM destination for delivery, the scheduled delivery date and the required documentation to be included with the Shipment Lot. MOLL shall have no obligation to purchase materials or supplies without a purchase order from AASTROM except as is necessary to meet AASTROM's forecasted requirements. AASTROM shall pay MOLL for labor, materials, supplies and direct costs (as set forth in Appendix III) expended by MOLL to fill purchase orders by AASTROM for Cell Cassettes in the event that they are not used to fulfill such purchase orders. Quantities forecasted beyond the four-month firm-order period are for planning purposes only.

(b) No Limit on Sales. MOLL has no right to limit its sales of Cell Cassettes or Components to AASTROM to a maximum number of units for any period; provided that, the volume of Cell Cassettes and Components ordered is reasonable in the light of forecasted amounts and previous delivery schedules. MOLL shall have adequate capacity to meet AASTROM's then-current total firm-order requirements as forecasted pursuant to Section 3(a), above. MOLL will take all steps to put in place additional adequate capacity, if needed, to meet AASTROM's future requirements as forecasted by AASTROM in accordance with Section 3(a), above; provided that, the Parties shall cooperate to afford a reasonable transition to the availability of such additional capacity. Notwithstanding any other provision of this Agreement (specifically including Sections 2 and

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18), if MOLL is unable to meet AASTROM's requirements for Cell Cassettes
(including any request for an increase in production by AASTROM at any time during the Term of this Agreement), AASTROM may thereafter utilize one or more third party manufacturers for all or a portion of AASTROM's requirements for Cell Cassettes. Furthermore, even if Moll is unable to produce entire Cell Cassettes, Moll shall be obligated to supply components to AASTROM's Alternate Supplier.

(c) No Liens. MOLL will deliver Cell Cassettes to AASTROM free and clear of all liens, claims and encumbrances.

(d) Delivery. MOLL shall deliver Cell Cassettes, and upon AASTROM's request, any certifications, manufacturing records and test reports as are required for AASTROM to accept or reject Cell Cassettes under this Section 3, pursuant to delivery schedules in AASTROM's purchase orders; provided, that, such schedules are reasonable in light of forecasted amounts and previous delivery schedules. Delivery schedules in AASTROM's purchase orders shall not be less than fifteen
(15) days after the date of submission by AASTROM of the purchase order without MOLL's consent. In the event that AASTROM submits a purchase order in excess of its forecasted requirements for said quarter, MOLL agrees to employ good faith efforts to supply such larger quantity of Cell Cassettes within such a reasonable period of time, as the Parties shall mutually agree. MOLL shall not deliver Cell Cassettes more than ten (10) days prior to scheduled delivery dates without AASTROM's prior consent. MOLL shall not be responsible for failure to meet agreed-upon delivery dates if due to reasons of force Majeure as set forth in Section 20, below or if delays are caused by Aastrom-specified material/component suppliers or service providers outside of Moll's control.. In the event of partial failure to deliver, MOLL will have the right to receive payment pro rata for Cell Cassettes in fact delivered and not rejected by AASTROM under Section 3(f), below.

(e) Shipment. MOLL shall make shipment to AASTROM's designated U.S. locations, in accordance with AASTROM's purchase orders, F.O.B. destination. Risk of loss or damage in transit shall remain with MOLL until delivered to the destination specified by AASTROM. AASTROM shall notify MOLL within five (5) business days after receipt if there are any shortages or evidence of damage in transit and will cooperate with MOLL in any claim for loss or damage in transit that MOLL makes against a carrier. The method and route of shipment are at AASTROM's discretion as set forth in its purchase order. MOLL will prepay all costs, insurance premiums, freight and other expenses incurred in shipment until delivered to the destination specified by AASTROM and such shipping costs shall be reimbursed by AASTROM at MOLL's cost without mark-up. If AASTROM defaults in payment for Cell Cassettes, MOLL may suspend further shipments; however, continuation of shipments does not constitute a waiver of such default.

(f) Acceptance Procedures. Delivery of each Cell Cassette unit shall be deemed accepted by AASTROM unless MOLL is notified in writing of AASTROM's rejection of such delivery within ninety (90) days after the delivery date (the "Acceptance Period") due to non-conformance with the Specifications. In such case, AASTROM shall provide MOLL with a written notice of rejection setting forth in detail the reason for rejection and return the rejected Shipment Lot, or portion thereof, to MOLL at MOLL's expense for repair or replacement. Upon receipt of AASTROM's notice of rejection and return of such Shipment Lot of part thereof,

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MOLL shall (i) within ten (10) business days thereafter, provide AASTROM with a root-cause analysis and suggested corrective/preventative actions; and (ii) diligently replace the nonconforming Shipment Lot or part thereof by delivery of non-defective conforming units within a reasonable time (not to exceed thirty
(30) calendar days after notification) and endeavor to resolve the issues related to the rejection. MOLL shall credit against the purchase price of Cell Cassettes and Components, AASTROM's out of pocket costs of testing, including, without limitation, destructive testing of failed Shipment Lots. AASTROM shall invoice MOLL for such costs, which shall be subject to reasonable audit by MOLL or its representative. MOLL reserves the right, at MOLL's expense, to have one or more representatives present at any inspection conducted by AASTROM and to verify the results of any such inspection and rejection of Shipment Lots. MOLL shall have the right to use conforming units or parts therefrom as replacement units provided that such units or parts therefrom are in conformance with Specifications. In the event MOLL cannot resolve all nonconformities and deliver conforming replacement Cell Cassettes as required herein MOLL shall issue to AASTROM a credit for the price of each unit rejected and AASTROM may pursue its remedies pursuant to this Agreement, including but not limited to Section 17, below. AASTROM shall pay for repair or replacement for defective Cell Cassettes (or shall not receive a credit therefor) only to the extent that rejection is due to a defective component supplied directly by AASTROM. In the event that MOLL's delivery of Cell Cassettes fails to conform to the quantity specified in AASTROM's purchase order, AASTROM may, but shall not be obligated to, accept such partial shipment and MOLL shall deliver any shortfall in delivery quantity within five (5) calendar days. Notwithstanding the foregoing, AASTROM agrees to accept partial shipments from MOLL provided that the quantity delivered is at least ninety percent (90%) of the quantity specified in AASTROM's purchase order, but only if AASTROM may readily use such partial shipment for its intended purposes, and AASTROM also agrees to use commercially reasonable efforts to accept partial shipments of quantities of less than ninety percent (90%) of the quantity specified in AASTROM's purchase order, but only if AASTROM may readily use such partial shipment for its intended purpose(s). Any acceptance of partial shipments by AASTROM shall not be deemed to waive AASTROM's remedies under Section 17(d) and AASTROM shall be entitled to a payment credit reflecting the extent of such unit shortfall under a partial shipment. In the event MOLL fails to deliver any shortfall in quantity within such five (5) day period, AASTROM may pursue its remedies pursuant to this Agreement.

(g) Lot Testing. During the Acceptance Period, AASTROM shall have the right, but not the obligation, to conduct lot testing on a statistically significant number of units from each Shipment Lot. At the time of submission of AASTROM's purchase orders in accordance with Section 3(a), AASTROM shall note on such purchase order the number of units it requires for lot testing. Notwithstanding Section 4(a), MOLL agrees to provide such testing units to AASTROM at MOLL's cost to manufacture such units (without mark-up) provided that the number of units requested does not exceed 10% of the number of units ordered, and provided further that any units provided by MOLL for lot testing shall not be resold by AASTROM. Any lot testing conducted by AASTROM pursuant to this Section shall not be deemed to relieve MOLL of any of its warranties or obligations hereunder.

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SECTION 4. PRICES.

(a) Cell Cassette Prices. Prices for Cell Cassettes purchased during the Term shall be determined as shown in Appendix III, hereto. Prices are exclusive of all taxes of any nature imposed by any governmental authority, except taxes imposed on the income or profits of MOLL. All such taxes shall be for AASTROM's account, whether or not collected, advanced or paid by MOLL, and shall be paid by AASTROM, without mark-up, upon MOLL's invoice, unless AASTROM timely provides proper tax exemption documents.

(b) Component Order and Prices. From time to time throughout the Term, AASTROM may submit to MOLL purchase orders for Components and MOLL shall manufacture and sell to AASTROM such Components in accordance with the terms of this Agreement for the manufacture of Cell Cassettes, as they may be applicable, excepting only the provisions of Sections 3(a) with regard to references to AASTROM's obligation to forecast and purchase its specific Requirements from MOLL. Prices for any Components purchased by AASTROM during the Term shall be quoted separately by MOLL at the time of order with such quoted price not to exceed MOLL's actual manufacturing costs to produce such Components, multiplied by the applicable Mark-Up Rates (as set forth in Appendix III) then in effect for the forecasted annual volume of Cell Cassettes to be purchased by AASTROM.

(c) Best Diligent Efforts. At all times during the Term of this Agreement, MOLL shall use its best diligent efforts to manufacture Cell Cassettes, procure components and perform other services as provided in this Agreement at the lowest cost reasonably practicable. Furthermore, subject to Section 21 below, it is the explicit understanding of the parties that MOLL will, on a proactive basis and at no additional cost to AASTROM, seek out additional methods and means that will lead to reduced costs, quality improvements and increased efficiency with regard to the manufacture of Cell Cassettes. AASTROM will reasonably cooperate with MOLL on such cost saving efforts.

(d) Cost Competitive. If AASTROM reasonably believes that MOLL is not remaining cost competitive, AASTROM may obtain a quote from another qualified supplier to manufacture the Cell Cassettes (AASTROM will provide MOLL with the source and supporting information for the price quote for MOLL's review). If such a quote is ten percent (10%) or more lower than MOLL's price under this Agreement, MOLL shall either reduce the price to the quoted price within a reasonable time period (not to exceed sixty (60) days) or AASTROM may thereafter utilize one or more third party manufacturers for all or a portion of AASTROM's Requirements for Cell Cassettes (notwithstanding the provisions of Sections 2 and 18). In order to be considered "qualified", an alternate supplier must be an established, viable medical contract manufacturer with a multi-year track record of good performance with respect to FDA regulations, cGMP's, and ISO certification and must guarantee the new lower price throughout the period covered by this contract. Aastrom will be limited to a maximum of two of these competitive price challenge events during the period covered by this contract and must have placed orders for at least 150 cassettes/month for six consecutive months before initiating the first competitive price challenge.

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SECTION 5. PAYMENT AND COLLECTION.

(a) Payment. AASTROM shall pay MOLL the full amount of the purchase price of Cell Cassettes upon the due date set forth on MOLL's invoice; provided, however invoices for Cell Cassettes rightfully rejected by AASTROM shall not be due unless and until repair or replacement units are provided by MOLL. With respect to Cell Cassettes and Components, terms of payment shall be net 30 days from the date of delivery by MOLL pursuant to Section 3, above, and the submission by MOLL of an itemized invoice in the form attached hereto in Appendix IV including the purchase price for such Cell Cassettes calculated in accordance with Appendix III, together with such supporting documents as AASTROM may reasonably request. Accounts unpaid beyond their due date will bear interest at 1% per month on the unpaid balance. If payment by AASTROM is improperly withheld and MOLL retains an agency and/or attorneys to collect amounts overdue, all collection costs, including without limitation, reasonable attorneys' fees, shall be payable by AASTROM.

(b) Deductions from Invoice. AASTROM will promptly notify MOLL of any disputed invoice. It is the intention of the Parties that disputed invoices will be settled by the Parties in good faith negotiations prior to the invoice due date. However, unless MOLL issues a credit memo, or unless AASTROM rightfully rejects Cell Cassettes or notifies MOLL of its acceptance of a partial shipment pursuant to Section 3(f), AASTROM shall make full payment of MOLL invoices for accepted Cell Cassettes without deduction and regardless of any claim, counterclaim or setoff AASTROM may have against MOLL, except as such setoff may otherwise be permitted under Appendix III, Section 3(f) or Section 12(d). Any such claim, counterclaim or setoff shall be resolved exclusively as a separate matter pursuant to Section 24, below.

(c) Relief for Non-Payment. In the event payment for Cell Cassettes becomes past due, MOLL will have the option, in addition to any other rights it may have under the UCC or otherwise, in its sole, absolute discretion, to cancel or delay shipment or orders of AASTROM previously accepted, to declare all sums owing from AASTROM to be immediately due and payable, and to cancel credit previously extended.

SECTION 6. SPECIFICATIONS, DMR AND CHANGES.

(a) Specifications. MOLL shall manufacture and assemble Cell Cassettes to the then-current Specifications and no part of MOLL's responsibility may be subcontracted without the prior written consent of AASTROM.

(b) Establish DMR. As further described in Section 9, MOLL shall prepare and maintain a DMR covering the manufacture of the Cell Cassettes from the Specifications, other requirements and technical information to be provided by AASTROM, and manufacturing and quality processes and procedures established by MOLL. AASTROM shall review and approve the DMR to assure that it accurately reflects the Specifications.

(c) Specification and DMR Changes. Notwithstanding any provision of this Agreement to the contrary, MOLL shall not have the right to change the Specifications without the prior written consent of AASTROM. If AASTROM desires to change the Specifications or any part of the DMR, AASTROM shall submit the proposed change to MOLL, setting forth a detailed

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description and drawings thereof. Subject to Section 6(d), the Parties shall work in good faith as expeditiously as is reasonable to reach a determination on the effect that such change will have, if any, on quantities, quality criteria, price and delivery dates.

(d) Implementation of Specifications Changes. If AASTROM proposes a change to the Specifications and if such change is currently able to be manufactured, then MOLL will either (i) implement such change into its manufacture of the Cell Cassettes and/or Components, with an appropriate increase or decrease to the price thereof based upon the effect of such change, or (ii) refuse to implement such change, in which case AASTROM shall have the right, without liability, in accordance with Section 17(b), below, to terminate this Agreement on a prospective basis for all Requirements incorporating the changed Specifications that have not yet been submitted on purchase orders. The Parties will cooperate to implement changes to Specifications in an orderly manner and to afford MOLL a reasonable transition time to the extent necessary to effect such Specification changes.

(e) Other Changes. AASTROM may cancel or change quantities or delivery dates under any purchase order upon terms that make MOLL whole for its costs in respect of materials and work-in-process as set forth in Section 3(a).

(f) Returns. Except as expressly provided in this Agreement including, without limitation, as provided in Sections 3(f) and 12(a), below, in no case may Cell Cassettes be returned to MOLL without first obtaining MOLL's written consent which will not be unreasonably withheld.

SECTION 7. MOLL'S FACILITIES AND MANUFACTURING ENVIRONMENT.

      With respect to its manufacturing facilities and assembly obligations applicable to the production of Cell Cassettes, MOLL shall:

(a) be registered with the FDA as a Medical Device Establishment to the extent required by the Act. As such, MOLL will maintain facility registrations and inspection records required by the FDA;

(b) have and maintain a Class 100,000 certified assembly area operating at less than 20,000 particulate-count and arrange for annual certification to be conducted by an independent testing service. A routine monitoring plan, to include at least monthly testing, will also be established and performed by MOLL (the foregoing routine monitoring plan shall be subject to AASTROM's approval, which approval shall not be unreasonably withheld);

(c) maintain adequate personnel and facilities, including but not limited to sufficient engineering support and assembly resources to support the manufacture of Cell Cassettes ordered by AASTROM. MOLL will provide AASTROM annually with a project plan to meet AASTROM's forecast Requirements and AASTROM will provide timely comments thereon;

(d) manufacture and assemble all of the Cell Cassettes in compliance with GMPs as required by the Act; provided that, AASTROM, as the owner of the DMR, shall have the responsibility for approving the DMR and any changes thereto as established by MOLL in accordance with Section 9, below;

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(e) shall be certified under an acceptable international quality management system (e.g., ISO 13485 or 13488) and at all times during this Agreement shall maintain their quality management system certification;

(f) together with the Equipment to be provided by AASTROM, provide and maintain adequate manufacturing Equipment to perform its obligations under Section 6 of this Agreement;

(g) have and maintain adequate procedures for procurement, acceptance, supplier quality audits and material control of all component parts to be used or incorporated in Cell Cassettes;

(h) report to AASTROM in writing any known adverse events, circumstances or potential problems relating to MOLL's FDA registration or its EC certifications referred to in Section 7(e), above;

(i) allow AASTROM and its agents, at their own cost and risk, to review and inspect MOLL's facilities, FDA compliance files and correspondence to and from the FDA and notified bodies applicable to this Agreement; and

(j) maintain files of all Cell Cassette-related complaints received by MOLL from AASTROM and conduct failure investigations, including establishing written records with conclusions and corrective measures, for all such Cell Cassettes complaints involving a failure to meet Specifications.

SECTION 8. MOLL MANUFACTURING PROCEDURES.

      MOLL's obligation to manufacture Cell Cassettes shall be to deliver Cell Cassettes as described in Section 6(a), above and in accordance with the DMR. Without expanding or diminishing that obligation, and for purposes of illustration only, it is contemplated by the Parties that such obligation shall encompass:

(a) injection molding and processing the main Components of the bioreactor device for the Cell Cassette including any sonic or RF welding and vacuum plasma surface treatment operations;

(b) assembling the aforesaid bioreactor devices utilizing fixtures provided by AASTROM, or alternative fixtures as developed;

(c) injection molding components of the Cell Cassette fluid pathway tubing assembly;

(d) assembly of the fluid pathway tubing assembly;

(e) injection molding non-fluid contact enclosure components for the Cell Cassette using molds supplied by AASTROM;

(f) procuring the waste reservoir and media supply enclosure from an AASTROM-approved source;

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(g) assembling the enclosure, the waste reservoir and media supply enclosure, the bioreactor and the fluid pathway tubing assembly described in Sections 8(d),
(e), (b), (c), and (f) above, respectively;

(h) performing testing in accordance with the DMR;

(i) validating Cell Cassettes to the applicable sterilization assurance level;
and

(j) performing on-going vendor audits and validation procedures, as required by GMPs, and conducting a reasonable incoming inspection of purchased components for compliance with Specifications.

SECTION 9. OTHER RESPONSIBILITIES.

(a) Other Responsibilities of MOLL. In connection with MOLL's manufacturing and assembly obligations under this Agreement, MOLL shall:

      (1) prepare and maintain the DMR in accordance with the then-current manufacturing Specifications and the criteria for testing the Cell Cassette, all to be provided by AASTROM. Manufacturing documentation shall be owned by AASTROM and shall consist of: (i) the DMR documentation; (ii) documentation of Specifications and drawings for Cell Cassette parts to be provided by MOLL or acquired by MOLL from approved vendors; (iii) test and acceptance procedures and criteria documentation; (iv) subassembly specifications, drawings and requirements documentation; (v) manufacturing instructions and procedures documentation; and (vi) quality instructions and procedures documentation;

      (2) prepare the DMR as set forth in Section 6(b), above, and maintain the DMR in accordance with a documented change management system reasonably acceptable to AASTROM which system shall include the approval of all Cell Cassette manufacturing changes by AASTROM prior to implementation by MOLL. The foregoing change management system documentation shall also include the history of all changes including validation and/or rationale and shall be owned by AASTROM;

      (3) shall conduct or subcontract the required processing and laboratory testing as required by AAMI TIR 27:2001 for quarterly dose audits to maintain the approved sterilization validation of the cell cassettes.

      (4) to the extent required for submittal by AASTROM to the FDA or other regulatory authorities in connection with the Cell Cassette, prepare a detailed description of MOLL's manufacturing methods, processes, procedures and facility applicable to the manufacture and testing of the Cell Cassette as requested by AASTROM;

      (5) provide engineering and other support for validation of the Cell Cassette manufacturing process, for sterility assurance, and for completing changes to the Cell Cassette design or manufacturing processes. AASTROM may request such engineering and other support by submitting a written statement of work executed by a designated AASTROM representative. MOLL shall respond to the request within one week from receipt of the request, and shall prepare a proposal to complete the work. AASTROM shall issue its written authorization to complete the proposed work. Any changes to be implemented in connection with the work shall be completed in accordance with Section 6. AASTROM has the right to review the implementation of any changes performed by MOLL, and has the right to reject any such implementation of changes that AASTROM deems to be detrimental to the quality of the product;

      (6) use reasonable efforts to train AASTROM's technical representatives at MOLL's facilities, at AASTROM's request and expense from time to time during the Term in all applicable procedures for manufacture of the Cell Cassettes. Such representatives shall sign reasonable non-disclosure agreements in accordance with Section 16(b) consistent with the terms of this Agreement to protect MOLL's Confidential Information. AASTROM and such representatives shall also comply with all of MOLL's reasonable regulations with regard to access by visitors during such training sessions and MOLL reserves the right to deny access to its facilities by non-AASTROM employees provided that such access shall not be unreasonably withheld;

      (7) develop a quality measurement system acceptable to AASTROM and report in a manner reasonably satisfactory to AASTROM on a monthly basis with regard to MOLL's progress. This system shall include, at a minimum, (i) metrics on the percent of non-conforming Cell Cassettes, including trending data; (ii) the percentage of the top five defects; and (iii) a FRACAS (Failure Report Analysis and Corrective Action System) detailing the root-cause analysis, corrective actions taken, and proof of implementation; and

      (8) perform periodic onsite audits of suppliers of components, assemblies, or services to Moll for manufacture of Cell Cassettes where such supplier is deemed to be of substantial importance, such as due to being a sole source supplier, or providing a critical component or service, or providing a complex component or assembly. Each on-site audit will be scheduled as required, but not less than annually. Appendix V specifies the current list of suppliers requiring on-site audit, which can be revised from time to time by mutual agreement between the two parties.

(b) New Products. From time to time during the Term, AASTROM may provide written notification to MOLL of AASTROM's desire to have MOLL manufacture a product other than the Cell Cassette or its Components. Following such notification, the parties shall negotiate in good faith and attempt to reach mutual agreement on the terms and conditions governing the manufacture and supply of such new product, including development obligations, pricing and supply terms.

SECTION 10. EQUIPMENT.

(a) Ownership. The Parties acknowledge that the Equipment is the sole and exclusive property of the Party indicated on Appendix I as such Appendix may be augmented by mutual agreement of the Parties from time to time. Equipment shall be located at the premises of MOLL in SeaGrove, North Carolina or other facilities of MOLL as the Parties may agree. Except for the sole purpose of performing maintenance, MOLL shall relocate none of the Equipment owned by AASTROM without the prior written consent of AASTROM. It is understood that AASTROM shall have the right to remove the Equipment it owns from MOLL's facilities at any time upon reasonable notice to MOLL, except that if such removal shall impede MOLL's performance under this Agreement, MOLL shall so notify AASTROM and such Equipment shall not be removed until the condition of such impedance shall no longer pertain. Notwithstanding the foregoing, in the event that MOLL suspends MOLL's performance by reason of force Majeure or default, AASTROM shall be entitled to remove its Equipment to enable AASTROM to continue to manufacture Cell Cassettes. Upon removal of its Equipment, AASTROM shall pay MOLL its reasonable costs of disassembly and freight to a location of AASTROM's choice. AASTROM shall return such Equipment to MOLL's facilities upon MOLL's demonstration (to the extent it can reasonably do so without the use of such Equipment) to AASTROM's reasonable satisfaction of MOLL's capability to resume manufacture of the Cell Cassettes. Equipment added to Appendix I shall be owned by the Party that paid for it or in accordance with Section 21(b), as applicable. Upon expiration or earlier termination of this Agreement, and the payment by AASTROM of all outstanding invoices, MOLL shall, within thirty (30) days thereafter, return all of AASTROM's Equipment to AASTROM's facilities (or other location designated by AASTROM in writing) with all reasonable packing, transportation and insurance costs to be paid by AASTROM.

(b) Identification Tags. Identification tags supplied by AASTROM containing information relating to its ownership of Equipment shall be affixed by MOLL and such tags shall not be removed by MOLL without the written approval of AASTROM.

(c) Liens and Insurance. MOLL shall not impair the right, title and interest of AASTROM in and to the Equipment it owns, nor shall MOLL allow any lien or encumbrance to be levied upon such Equipment. During the Term, and until Equipment owned by AASTROM is removed by AASTROM or abandoned, MOLL shall carry and maintain, at its expense, all-risk property insurance covering the Equipment at full replacement cost.

(d) Inspection. AASTROM shall have the right, at reasonable times during normal business hours and upon reasonable notice, to inspect its Equipment from time to time to ensure that it is being maintained in accordance with Section 10(f), below, and utilized in a manner consistent with the provisions of this Agreement.

(e) No Modification. MOLL will not alter or modify AASTROM's Equipment in any material way without the prior consent of AASTROM. If AASTROM gives such consent, any alteration or modification shall become the property of AASTROM.

(f) Maintenance. MOLL will conduct day-to-day preventative and operational maintenance on all of the Equipment. Such day-to-day maintenance will be adequate: (i) to maintain the Equipment in good working order and condition, ordinary wear and tear and casualty excepted; (ii) to meet all expressed conditions required by manufacturers' written warranties, if any, given with the Equipment so that such warranties remain in effect for their stated terms; provided that MOLL has received from AASTROM a copy of such warranty; and (iii) to promote adherence to agreed-upon quality standards as well as the Specifications and to help minimize unscheduled downtime.

(g) Use. Equipment owned by AASTROM shall be used solely for the benefit of AASTROM to produce Cell Cassettes.

SECTION 11. RIGHT OF INSPECTION.

(a) Rights of Inspection. In addition to AASTROM's right to inspect Cell Cassettes upon delivery pursuant to Section 3, AASTROM shall have the following rights of inspection, each such right to be exercised, if at all, at its own cost and expense:

      (1) to inspect, sample and test Cell Cassette work-in-progress and review process control reports and manufacturing records at MOLL's facilities upon at least three (3) work days' prior notice to MOLL and shall consult with MOLL if it believes that its inspection shows MOLL is failing to meet its obligations under this Agreement (in such event the parties will work together toward resolution of any such failure); and

      (2) to inspect, sample and test Cell Cassettes at MOLL's facilities after notice by MOLL that a Shipment Lot is ready for shipment to a sterilizer location. Such inspection must be conducted, if at all, within ten (10) days after receipt of such notice.

(b) Waiver. AASTROM's right to inspect under this Section 11 and any inspection by AASTROM hereunder, or AASTROM's acceptance of or payment for Cell Cassettes, shall not be deemed to relieve MOLL of any of its obligations under the terms of this Agreement nor a waiver by AASTROM of its rights to inspect upon delivery pursuant to Section 3 or with respect to breach of warranty as set forth in
Section 12, below.

(c) Self-Certification. The Parties shall work together toward self-certification pursuant to which MOLL will conduct in-process controls and finished device testing in order to augment, and reduce the need for, exercise by AASTROM of its inspection rights.

(d) Records; Inspection. For at least two years after the expiration or any earlier termination of this Agreement (under Section 17 below), MOLL shall retain accurate and complete records with respect to its work and manufacture of the Cell Cassettes to the extent necessary to reasonably satisfy all applicable FDA and EC requirements and to verify the time worked and material and other costs invoiced to AASTROM. MOLL shall make available to AASTROM, cost information that AASTROM may reasonably request in connection with the establishment of pricing in accordance with Appendix III. Upon reasonable notice to MOLL, AASTROM and/or its designated independent auditor may inspect and conduct a reasonable audit on such records. If MOLL does not agree with the results of the audit, then the dispute shall be resolved pursuant to Section 24, below. Furthermore, if the results of such audit indicate an overcharge by MOLL of ten percent (10%) or more of AASTROM's applicable purchase price from MOLL, MOLL shall reimburse AASTROM for the cost of performing such audit; otherwise the cost of such audit shall be borne by AASTROM. If such audit shows an overcharge by MOLL of AASTROM's applicable purchase price from MOLL, MOLL shall, upon its review of said audit, promptly reimburse AASTROM for such overcharge plus interest at a rate of 1% per month since the date of payment by AASTROM of the applicable invoice(s).

SECTION 12. WARRANTY; RECALLS.

(a) Warranty. MOLL warrants to AASTROM that each Cell Cassette and Component shall comply with the then-current Specifications and shall be free from defects in material (except for such material as is prescribed by AASTROM, and is outside the control of Moll), and workmanship and shall be manufactured and assembled in compliance with the DMR and all United States federal, state and local laws, rules and regulations and with all applicable EN29002 and EN46002 requirements (and any amendments thereto and replacements thereof), applicable at the time of manufacture. Moll's warranty with respect to Aastrom-specified purchased materials and components is limited to insuring that they meet the incoming inspection criteria mutually agreed upon by Astrom and Moll. For a period of one (1) year after delivery to AASTROM, AASTROM shall have the right to notify MOLL that a Cell Cassette or Component does not conform to this warranty. Such notice shall set forth in detail the reason for such non-conformance. AASTROM shall prepare for shipment and return to MOLL allegedly defective Cell Cassette or Component in accordance with MOLL's written directions and at MOLL's cost. Upon reasonable verification of noncompliance with this warranty, MOLL shall repair a defective and non-conforming Cell Cassette or Component or, at its option, replace a defective Cell Cassette or Component with non-defective, conforming units within thirty
(30) days after receipt of notice from AASTROM of the nonconformance. However, if in MOLL's reasonable judgment such repair or replacement cannot be accomplished within said time, MOLL shall issue to AASTROM a credit for the price of each unit of Cell Cassette or Component verified as defective. MOLL shall pay all shipping and other costs incurred in connection with the repair or replacement of all such nonconforming Cell Cassette or Component units. The foregoing warranty shall not apply to the extent that the non-conformance is due to a defective component supplied by AASTROM or compliance with the Specifications as supplied by AASTROM. Notwithstanding any statutory or other law to the contrary, it is understood that the foregoing one (1) year warranty period begins on delivery of the Cell Cassette or Component to AASTROM regardless as to when a defect in a Cell Cassette or Component may be discovered.

(b) DISCLAIMER. THE WARRANTY SET FORTH IN SECTION 12(a), ABOVE, IS GIVEN TO AASTROM ONLY AND IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED BY AFFIRMATION, PROMISE, DESCRIPTION, MODEL, SAMPLE OR OTHERWISE. ANY AND ALL OTHER WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE OR PURPOSE, ARE HEREBY DISCLAIMED. THE REMEDIES SET FORTH IN THIS AGREEMENT SHALL BE AASTROM'S EXCLUSIVE REMEDIES FOR DEFECTIVE AND NONCONFORMING PRODUCTS.

(c) No Third-Person Warranty. AASTROM will not make any warranty, representation or guaranty to any person, either orally or in writing, in the name of or on behalf of MOLL.

(d) Recalls. From time to time throughout the Term, AASTROM may in its discretion determine that it is necessary or advisable to recall Cell Cassettes manufactured by MOLL. In such event, if AASTROM reasonably determines that the number of reported incidence of defective Cell Cassettes is high in relation to AASTROM's historical incidence rate for defective Cell Cassettes and/or general medical product industry standards and AASTROM recalls one or more Shipment Lots due to a failure of such units to meet Specifications during the Warranty Period, AASTROM shall so notify MOLL of the recall and the Parties shall jointly exchange relevant information and consult on causation of the defective units prior to implementing the recall. In the event it is determined by the Parties that the Cell Cassettes were defective due to a failure of such units to meet Specifications during the Warranty Period, MOLL agrees to reimburse AASTROM for the reasonable direct costs incurred by AASTROM in conjunction with the recall including the cost of replacing, shipping and testing the units of the Shipment Lot(s) recalled, whether or not all such units are ultimately determined to have been defective, by way of a reduction in MOLL's applicable mark-up rates (as set forth on Appendix III) to 15% until the cost of the recall has been recovered by AASTROM. Any disputes regarding causation of defective units involved in a recall that cannot be resolved by the Parties will be resolved through arbitration in accordance with Section 24(b). Furthermore, in the event this Agreement is terminated for any reason prior to AASTROM recovering the full amount of its recall costs from MOLL, MOLL shall promptly pay to AASTROM the amount of any un-reimbursed costs. For the purpose of clarification, it is agreed that AASTROM shall be solely responsible for determining whether any product recall, correction or withdrawal is required and for complying with all of the medical device reporting requirements pursuant to 21 CFR Part 803.

SECTION 13. LIMITATION OF DAMAGES LIABILITY.

(a) Third Party Claims Not Related to Manufacturing Defect. MOLL shall have no liability for any damages claimed by a third party if the claim does not arise from or relate to a manufacturing defect by MOLL.

(b) Third Party Claims Related to MOLL's Delays. MOLL shall have no liability for any damages claimed by a third party arising from or related to MOLL's delays in manufacturing and delivering Cell Cassettes; provided, however, this limitation of liability shall not apply with respect to any third party which has a contractual relationship with MOLL with respect to claims arising out of such contract.

(c) Third Party Claims for Product Liability. With respect to a third party's claim for products liability in connection with the manufacture of the Cell Cassettes or Components, MOLL's liability shall not exceed $5,000,000 in the aggregate for the Term of this Agreement.

(d) AASTROM's Claims. MOLL's liability for damages to AASTROM for any breaches of MOLL's obligations, warranties or representations under this Agreement shall not exceed: (i) in the event of a breach which does not result in the termination of this Agreement, an amount equal to the price to be paid by AASTROM for the Cell Cassettes which were specified in the most recent forecast (as specified in Section 3(a) hereof) given by AASTROM to MOLL prior to the breach to be purchased by AASTROM during the period of the breach and which were adversely affected by the breach; or (ii) in the event of a breach which does result in the termination of this Agreement, an amount equal to the price to be paid by AASTROM for the Cell Cassettes which were specified in the most recent forecast (as specified in Section 3(a) hereof) given by AASTROM to MOLL prior to the breach to be purchased by AASTROM during the 12-months following the date of termination of this Agreement.

      Notwithstanding the foregoing, the foregoing limitation of liability shall not apply with respect to any breach of MOLL's obligations to maintain and protect AASTROM's Equipment, Intellectual Property and Confidential Information, or MOLL's obligations under Section 23 hereof regarding similar products.

(e) Willful Wrongdoing. Notwithstanding anything to the contrary contained in this Agreement, there shall be no limitation on MOLL's liabilities arising from or related to any criminal activity by MOLL or any willful wrongdoing by MOLL.

(f) Nature of Damages. The damages referenced in this Section 13 include damages of any nature whatsoever including without limitation, direct, indirect, special, incidental and consequential damages. No Party shall have any liability for any punitive damages.

(g) Mitigation. The non-breaching Party, as well as the breaching Party, shall use its best diligent efforts to mitigate the damages caused by the breach.

(h) AASTROM's Liabilities. Except with regard to AASTROM's obligations under Sections 14(a) and (d) and 16, it is agreed that AASTROM's liability to MOLL with regard to any claim for damages that may arise from a breach of any of AASTROM's obligations, warranties and representations under this Agreement shall not exceed the purchase price for the Cell Cassettes or Components with respect to which AASTROM is in breach.

      Notwithstanding the foregoing, the foregoing limitation of liability shall not apply with respect to any breach of AASTROM's obligations with regard to the Intellectual Property or Confidential Information of MOLL, nor shall such limitations apply in the event of criminal activity or willful wrongdoing by AASTROM.

SECTION 14. INDEMNITY.

(a) AASTROM's General Indemnity. The Parties acknowledge that AASTROM has designed, developed and established the Specifications for the Cell Cassette and Components. To the extent not covered by MOLL's indemnification obligations under Section 14(b) below, and to the extent MOLL's liabilities to third parties exceed the limitation of damage liabilities specified in Section 13(a), (b) and
(c) hereof, AASTROM will indemnify, hold harmless and defend MOLL and its parents and affiliates and its and their officers, directors, agents, employees and contractors and their successors and assigns (individually and collectively, the "MOLL Indemnitees") from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys' fees, in connection with bodily injury, death or otherwise, for claims made by third parties, including, without limitation, a governmental agency or other entity, against any of the MOLL Indemnitees arising out of or in connection with (1) the design, manufacture, sale, use, function or operation of the Cell Cassette and Components or (2) the breach by AASTROM of its covenants, representations or warranties under this Agreement, or (3) the non-compliance by MOLL with GMPs, but only to the extent that such non-compliance is caused by the failure of AASTROM to comply with a covenant under this Agreement, or a Specification or written requirement of AASTROM that is in express direct violation of GMPs. Upon receipt of a claim indemnified hereunder, MOLL shall give AASTROM prompt notice thereof and shall, at no out-of-pocket expense to MOLL, cooperate with AASTROM with respect to the defense of such matter. MOLL shall have the right, without affecting its indemnity hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but AASTROM will control the defense and selection of lead defense counsel. AASTROM's counsel shall give due consideration to suggestions of MOLL's counsel and AASTROM shall not settle any claim indemnified hereunder unless MOLL is given a full and unconditional release in respect of such matter and any related matter.

(b) MOLL's General Indemnity. MOLL will indemnify, hold harmless and defend AASTROM and its parents and affiliates and its and their officers, directors, agents, employees and contractors and their successors and assigns (individually and collectively, the "AASTROM Indemnitees") from and against any and all loss, liability, cost, damage and expense (collectively, "Losses"), including without limitation, reasonable attorneys' fees, in connection with any claims made by third parties, including without limitation, a governmental agency or other entity, against any of the AASTROM Indemnitees for any product liability claim arising out of or in connection with the breach of any of MOLL's warranties or obligations hereunder; provided, that notwithstanding anything in this Agreement to the contrary, MOLL's total liability under this Section 14(b) shall not exceed Five Million ($5,000,000) dollars, and AASTROM's indemnity set forth in
Section 14(a), above, shall not be affected or limited by Losses that are in excess of MOLL's indemnification obligations under this Section 14(b). Upon the receipt of a claim of indemnification hereunder, AASTROM shall give MOLL prompt notice thereof and shall, at no out-of-pocket expense to AASTROM, cooperate with MOLL with respect to the defense of such matter. AASTROM shall have the right, without affecting its indemnity rights hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but MOLL will control the defense and selection of lead defense counsel. MOLL's counsel shall give due consideration to suggestions of AASTROM's counsel and MOLL shall not settle any claim indemnified hereunder unless AASTROM is given a full and unconditional release in respect of such matter.

(c) Intellectual Property Warranty.

      (1) AASTROM represents and warrants that neither the design nor Specifications furnished by AASTROM to MOLL in connection with this Agreement nor the manufacture or sale of Cell Cassettes to such design or Specifications or in conformance with the DMR (but excluding any of MOLL's manufacturing process or methods that may be incorporated into any of the foregoing by MOLL), will infringe any United States or foreign patent, trademark, copyright or other intellectual property right of others.

      (2) MOLL represents and warrants to AASTROM that no manufacturing process or method employed by MOLL to manufacture the Cell Cassettes will infringe any United States or foreign patent, trademark, copyright or other intellectual property right of others; provided that, such process or method was developed by, or originated from, MOLL but without regard to whether such process or method is incorporated in the Specifications or DMR.

      (3) Without prejudice to the rights of MOLL or AASTROM as set forth in Sections 14(d) and 14(e) below, respectively, if the manufacture or sale of Cell Cassettes to such design Specifications or DMR or the manufacturing process or method, respectively, is held to constitute an infringement of any intellectual property right of any third party or to result in such wrong, and such manufacture and sale is enjoined (by temporary, preliminary or permanent injunction), AASTROM or MOLL, as the case may be, at its own expense, shall use its best diligent efforts to procure for the other party the right to continue to manufacture and sell Cell Cassettes, as applicable.

(d) Intellectual Property Indemnity by AASTROM. AASTROM will indemnify, hold harmless and defend the MOLL Indemnitees from and against any and all liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees, with respect to which a claim is made by a third party against any of the MOLL Indemnitees arising out of or in connection with the breach of AASTROM's warranty and representation set forth in Section 14(c), above. Upon receipt of a claim indemnified hereunder, MOLL shall give AASTROM prompt notice thereof and shall, at no out-of-pocket expense to MOLL, cooperate with AASTROM with respect to the defense of such matter. MOLL shall have the right, without affecting its indemnity hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but AASTROM will control the defense and selection of lead defense counsel. AASTROM's counsel shall give due consideration to suggestions of MOLL's counsel. AASTROM shall not settle any claim indemnified hereunder unless MOLL is given a full and unconditional release in respect of such matter and any related matter.

(e) Intellectual Property Indemnity by MOLL. MOLL will indemnify, hold harmless and defend the AASTROM Indemnitees from and against any and all liabilities, costs and expenses, including, without limitation, reasonable attorneys fees, with respect to which claim is made by a third party against any of the AASTROM Indemnities arising out of or in connection with the breach of MOLL's warranty and representation set forth in Section 14(c), above. Upon receipt of a claim indemnified hereunder, AASTROM shall give MOLL prompt notice thereof and shall, at no out-of-pocket expense to AASTROM, cooperate with MOLL with respect to the defense of such matter. AASTROM shall have the right, without affecting its indemnity hereunder, to participate in the administration, defense or settlement of any such matter at its own expense and with counsel of its own choosing, but MOLL will control the defense and selection of lead defense counsel. MOLL's counsel shall give due consideration to suggestions of AASTROM's counsel. MOLL shall not settle any claim indemnified hereunder unless AASTROM is given a full and unconditional release in respect of such matter and any related matter.

SECTION 15. OWNERSHIP OF INTELLECTUAL PROPERTY.

(a) Ownership of Intellectual Property. Each Party shall retain and own (vis a vis the other Party) all right, title and interest to all copyrightable material, inventions, trademarks, trade secrets, trade dress or other intellectual property (collectively, "Intellectual Property") which it now owns. Notwithstanding the foregoing, AASTROM shall own all Intellectual Property and documentation generated by MOLL in connection with the collaborative development and manufacture of Cell Cassettes, whether or not such Intellectual Property was generated prior to or after the Effective Date, except for Intellectual Property that relates to the molding and fabrication processes performed by MOLL and the know-how in connection therewith. Said documentation to be owned by AASTROM shall include but not be limited to the Specifications for the Cell Cassettes and Components, DMR documentation, material lists, supplier lists and descriptions of manufacturing methods and processes for manufacture of the Cell Cassettes (hereinafter, the "AASTROM Documentation"). Furthermore, notwithstanding anything contained herein, MOLL acknowledges and agrees that the AASTROM Documentation will not embody or constitute the Intellectual Property of MOLL. Nothing in this Agreement shall be deemed to grant a license to either Party under or with respect to the Intellectual Property of the other Party.

(b) Return of Intellectual Property. Upon expiration of the Term or upon any earlier termination of this Agreement, MOLL shall promptly transfer to AASTROM all AASTROM Documentation and Intellectual Property within MOLL's possession or control, and AASTROM shall promptly transfer to MOLL all MOLL Intellectual Property within AASTROM's possession or control. Furthermore, in the event of any expiration or termination of this Agreement by AASTROM "for cause" pursuant to Section 17, or by MOLL, other than in accordance with Section 17, MOLL will provide AASTROM with full cooperation with regard to the transfer of any know-how embodied in AASTROM Documentation that is sufficient to allow AASTROM to manufacture the Cell Cassettes pursuant to this Agreement; provided that, except for copying, MOLL shall bear no expense of any nature in connection therewith.

SECTION 16. CONFIDENTIAL INFORMATION.

(a) Title to Confidential Information and Related Documents. Title to Confidential Information provided by the Disclosing Party to the Recipient shall be and remain the sole and exclusive property of the Disclosing Party. Recipient shall return all such Confidential Information, together with all copies thereof, except for one archive copy, promptly upon the termination of this Agreement.

(b) Non-Disclosure and Non-Use of Confidential Information. The Recipient shall hold all Confidential Information disclosed to it pursuant to this Agreement in confidence and will use Confidential Information only for the purpose of performing its obligations under this Agreement and for no other purpose whatsoever. The Recipient will not disclose Confidential Information to any third person and will disclose Confidential Information only to such of its employees as is necessary or reasonably appropriate to the performance of the Recipient's obligations under this Agreement. Recipient shall ensure that its employees and any permitted subcontractors having access to the Confidential Information of the Disclosing Party have previously agreed, either as condition of employment or to obtain the Confidential Information, to be bound by terms and conditions substantially similar to those found in this Section 16(b) as a condition to such access. In the event that the Recipient is requested or required by court or governmental order to disclose any of the Confidential Information, the Recipient shall provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek a protective order or other appropriate protection. The Recipient will cooperate with Disclosing Party at the Disclosing Party's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded confidential treatment by such court or governmental entity.

(c) Protection of Confidential Information. The Recipient will observe reasonable precautions and procedures to protect and preserve Confidential Information to the same extent that the Recipient uses with respect to its own like confidential information.

SECTION 17. TERM AND TERMINATION.

(a) Term of Agreement. The initial term of this Agreement shall commence on the Effective Date and shall, unless earlier terminated as provided herein, continue for five (5) years (the "Initial Term"). This Agreement shall, unless earlier terminated as provided herein, thereafter renew automatically for additional one
(1) year terms. Either party may terminate this

Agreement as of the end of the Initial Term, or as of the end of any subsequent renewal term, by written notice to the other party at least one (1) year prior to the renewal date.

(b) Termination Upon Default. Except for a failure and the corresponding remedy as expressly specified in Sections 3, 12 and 17(d), if either Party shall commit a material default in any of the material terms or obligations under this Agreement, the non-defaulting Party shall have the right to give the defaulting Party notice specifying with particularity the default and the circumstances surrounding the default. If the defaulting Party shall fail to cure, the noticed default within thirty (30) days after receipt of such notice (fifteen business days with respect to non-payment of amounts owed by AASTROM to MOLL under this Agreement), the non-defaulting Party shall have the right to terminate this Agreement prospectively by giving the defaulting Party further notice of at least twenty (20) days prior to the effective date of termination set forth in such further notice.

(c) Termination Upon Insolvency. Either Party shall have the right to terminate this Agreement prospectively by notice of at least ten (10) days to the other Party if the Party receiving such notice has filed a petition in bankruptcy or insolvency (or if such petition is filed against it and is not vacated, stayed or bonded within one hundred and twenty (120) days after such filing), or files a petition or answer seeking reorganization, readjustment or rearrangement of a substantial part of its business under any law relating to bankruptcy or leading to bankruptcy or is adjudicated by a competent regulatory agency to be bankrupt or insolvent, or a receiver is appointed for all or substantially all of the property of such other Party, or an assignment is made for the benefit of the creditors of such other Party, or any proceeding are instituted for the liquidation or winding up of the business of such other Party.

(d) Termination Upon Inability of MOLL to Perform. If, on any three occasions within a twelve-month period during the Term of this Agreement, one or more of the following events occur, then AASTROM shall have the right to notify MOLL that AASTROM intends to terminate this Agreement prospectively, specifying an effective date of termination not less than thirty (30) days after the date of such notice: (i) more than ten (10%) percent of the Shipment Lots or units of Cell Cassettes delivered to AASTROM are properly rejected by AASTROM under
Section 3(f), above; (ii) more than 1 of 1,000 Cell Cassettes accepted by AASTROM fail to meet the warranty set forth in Section 12(a); or (iii) MOLL fails to timely deliver a complete order of Cell Cassettes meeting Specifications. For purposes of this Section 17(d), the term "timely deliver" shall mean delivery not more than ten (10) days prior to, nor more than five (5) days after, scheduled delivery dates. Moll will not be held responsible for performance problems as described above, resulting from inadequacies in (i) approved design specifications or (ii) Aastrom-specified materials and components that have passed approved incoming inspection, unless such inadequacies were caused by Moll. The foregoing right of termination shall be in addition to AASTROM's right to seek damages available under law subject to the limitations set forth in Section 13.

(e) Effect of Termination. Termination of this Agreement by either Party shall not affect any purchase order submitted by AASTROM to MOLL pursuant to the terms of this Agreement prior to the effective date of termination and the Parties shall fulfill their obligations under such purchase order or to be undertaken under this Agreement prior to such termination even if the completion of such obligations shall be after the effective date of termination. Notwithstanding the foregoing, upon any termination of this Agreement by AASTROM pursuant to this Section 17, AASTROM may, in its discretion elect to terminate all in-process manufacturing of Cell Cassettes by MOLL and MOLL shall terminate such manufacturing effective immediately upon notice from AASTROM. Furthermore, upon the expiration of the Term as specified in Section 17(a), or upon the termination of this Agreement other than a termination by AASTROM as permitted by Sections 17(b), (c) or (d), then AASTROM shall purchase, at the price set forth in this Agreement, all Cell Cassette finished goods, work in process and unique materials that have been purchased by MOLL prior to the effective date of this Agreement for the manufacture of Cell Cassettes provided that the quantities of such goods and materials are reasonable in light of AASTROM's forecasted Requirements and provided that such goods and materials are not defective (per the Specifications). Without limiting the generality of the foregoing, to the extent necessary to give effect to the intention of the Parties expressed therein, the obligations of the Parties under Sections 10 ("Equipment"), 11(d) ("Records; Inspection"), 12 ("Warranty; Recalls"), 13 ("Limitation of Damages Liability"), 14 ("Indemnity"), 15 ("Ownership of Intellectual Property"), 16 ("Confidential Information"), 17 ("Term and Termination"), 18 ("Supplier; Alternate Supplier"), 19 ("Representations and Warranties"), 23 ("Similar Products"), 24 ("Governing Law; Dispute Resolution"), 25 ("Notices"), 28 ("Severability"), 29 ("Amendment and Waiver") and 32 ("Entire Agreement") shall survive termination of this Agreement in accordance with their terms.

(f) Liabilities When No Termination. Notwithstanding the foregoing, in the event that MOLL is in material breach of any of its warranties or obligations, and such breach does not allow AASTROM to terminate this Agreement pursuant to
Section 17, then MOLL shall be subject to the liabilities and remedies available at law and by this Agreement for such breach, subject to the limitations set forth in Section 13.

(g) Alternative Purchase of Product. If MOLL is in breach of MOLL's obligations to make and sell Cell Cassettes or Components as specified in this Agreement, and such breach does not result in a termination of this Agreement, and if AASTROM has available an alternative manufacturing source for said Cell Cassettes or Components, then AASTROM may cancel all or any part of any pending purchase orders (which purchase orders are within the quantities specified in the 12-month rolling forecast as specified in Section 3(a) hereof) for which MOLL is unable or unwilling to accept and perform; and AASTROM may have said purchase orders performed by the alternative manufacturing source; and any damages suffered by AASTROM as a result of MOLL's breach shall still be recoverable against MOLL (subject to the limitations specified in Section 13 hereof).

SECTION 18. SUPPLIER; ALTERNATE SUPPLIERS.

(a) Supplier. Subject to MOLL fully complying with all the terms and conditions of this Agreement, during the Initial Term, AASTROM will purchase its Requirements of Cell Cassettes from MOLL; provided, however, nothing in this Agreement shall be deemed to preclude AASTROM from manufacturing any of AASTROM's requirements for Cell Cassettes by itself or from utilizing alternate suppliers for such manufacture pursuant to Section 18(b) below.

(b) Alternate Suppliers. AASTROM shall have the right to utilize alternate suppliers to supply AASTROM's requirement of Cell Cassettes or components if (i) MOLL is unable or unwilling to meet AASTROM's requirements for quantity, quality or timing of Cell Cassettes, (ii) MOLL does not remain cost competitive pursuant to Section 4(d), (iii) MOLL breaches any of its obligations under this Agreement (without cure thereof), or (iv) with respect to the supply of Cell Cassettes in a country other than the U.S., on a country-by-country basis, if AASTROM grants rights to a strategic partner to manufacture such Cell Cassettes for sale in such country. In the event that AASTROM elects to utilize an alternative supplier for the Cell Cassettes during the Term due to such an event, MOLL shall provide reasonable cooperation by promptly supplying AASTROM with copies of all AASTROM Documentation at the reasonable expense of AASTROM; provided, however nothing in this Section 18(b) shall be deemed to require MOLL to provide training or consultation services to the alternate supplier with regard to the manufacture of the Cell Cassettes. Furthermore, even if Moll is unable to produce entire Cell Cassettes, Moll shall be obligated to supply components to AASTROM's Alternate Supplier.

SECTION 19. Representations and Warranties.

         MOLL and AASTROM each represents and warrants (1) that each has, respectively, the full right and authority to enter into this Agreement, and nothing provided in this Agreement will conflict in any way with any outstanding obligation, contractual or otherwise, of such Party, and (2) that each shall comply with all United States governmental laws, rules, regulations and orders applicable to its obligations under this Agreement.

SECTION 20. FORCE MAJEURE.

(a) Suspension of Performance. In the event that MOLL or AASTROM (other than with respect to its obligations to pay money to MOLL) is rendered unable, wholly or in part, to carry out its obligations under this Agreement by reasons of acts of God, industrial disturbances, outbreak of a state of emergency, war, hostilities, civil commotion, riots, epidemics, fires, earthquakes, floods or any other cause or causes similar or dissimilar to the foregoing beyond the reasonable control of the Party claiming benefit of force Majeure, upon such Party's giving notice and reasonably full particulars of such reason to the other Party within a reasonable time after the occurrence of the cause relied upon, then the obligations of the Party giving such notice, so far as they are affected by such reason, shall be suspended during the continuation of any inability so caused, but no longer, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch without the necessity of expending sums (including, without limitation, for overtime labor) not otherwise required under this Agreement. When the event operating to suspend performance by either Party shall cease, this Agreement shall continue in full force and effect until the expiration or earlier termination as provided in this Agreement.

(b) Cooperation. In the event of a force Majeure, AASTROM and MOLL shall communicate and cooperate in seeking to avoid or minimize potential interruption of supply and to develop mutually acceptable contingency plans in the spirit of this Agreement. In any event, the time for a Party's performance under this Agreement shall be extended to the extent reasonably necessary to perform the suspended obligation.

(c) Allocation of Resources. In the event of a force Majeure resulting in a partial inability of MOLL to supply product to its customers, MOLL may allocate resources that have not specifically been earmarked to this Agreement, to all of its customers (including AASTROM) in an equitable manner as determined solely by MOLL.

SECTION 21. MOLL COMPETITIVENESS; SHARED INVESTMENT RETURN.

(a) MOLL's Competitiveness. The Parties acknowledge that a primary consideration for AASTROM with regard to the selection of MOLL as its supplier was MOLL's expertise and stated intention to be a cost-effective and a capable manufacturer and supplier of Cell Cassettes and Components and that AASTROM's commercialization strategy is dependent in part upon MOLL's stated intention to use best diligent efforts to remain cost effective and capable. Thus, MOLL will use best diligent efforts to search for methods and means that will lead to in-plant cost reductions, savings and maintenance and quality improvement. AASTROM will cooperate with MOLL in these efforts.

(b) Shared Investment Return.

      (1) MOLL Capital Investments. If, during the Term, MOLL shall invest in an AASTROM-approved capital project that results in a cost savings in the production of Cell Cassettes, MOLL shall be entitled to retain such cost savings until MOLL has recouped the entire cost of the capital project from Cell Cassettes purchased by AASTROM. Once MOLL recoups such capital expenditure, the cost savings resulting from implementation of the capital expenditure shall be shared by the Parties on a 50%: 50% basis and MOLL shall be deemed to have assigned to AASTROM sole ownership of the capital property purchased by MOLL such that the capital property shall be AASTROM's Equipment. Throughout the Term, MOLL shall use any such capital property purchased by MOLL solely for the manufacture of Cell Cassettes for AASTROM. The method for recoupment of MOLL's capital investments and implementation of cost sharing shall be as set forth in
Section 21(b)(2) below.

      (2) Recoupment of MOLL Capital Investment; Cost Sharing. Effective on the first day of the quarter immediately following the quarter in which a capital project paid for by MOLL is implemented and cost savings first occur, the Base Cost Assumption (calculated in accordance with Appendix III) shall be recalculated (RBCA) to reflect the cost savings resulting from implementation of the capital project. MOLL shall track the difference between the original Base Cost Assumption (OBCA) and RBCA on future orders of Cell Cassettes and the entire cost savings shall be allocated to MOLL until MOLL has recouped the amount MOLL expended on the capital project. Thereafter, the cost savings resulting from implementation of the capital expenditure shall be allocated to AASTROM and MOLL on a 50%: 50% basis with regard to all Cell Cassette orders submitted by AASTROM.

      (3) AASTROM Capital Investments. AASTROM shall enjoy all savings that result from capital projects that are paid for by AASTROM or result from any changes in Specifications made by AASTROM. In the event that any such cost savings are implemented, the Base Cost Assumption utilized to calculate AASTROM's purchase price for Cell Cassettes shall be immediately reduced to reflect the amount of the cost savings. AASTROM shall also retain all ownership rights with regard to any capital property purchased by AASTROM that may be used by MOLL in the manufacture of Cell Cassettes for AASTROM.

SECTION 22. INSURANCE.

      During the Term, each Party shall procure and maintain at its own cost and expense, including the cost of premiums and deductibles, a general liability insurance policy, including product liability (completed operations) insurance, in an amount not less than one million ($1,000,000) dollars per occurrence, two million ($2,000,000) dollars aggregate bodily injury, death and property damage liability and commercial umbrella coverage of at least three million ($3,000,000) dollars each occurrence and annual aggregate. Such insurance shall be written by a reputable insurance company licensed to do business in the United States, shall name the other Party as an additional insured, shall contain a broad form vendor's endorsement. During Term, MOLL shall also carry and maintain in full force and effect all-risk property insurance covering the full replacement value of AASTROM's Equipment and MOLL's building, machinery, equipment and work-in-process, as well as worker's compensation insurance in the statutory limits required by the State of North Carolina (or other applicable jurisdiction). Within ten (10) days after the Effective Date, each Party shall furnish the other Party with a certificate of insurance confirming the existence of such insurance and stipulating that the insurer will give the other Party at least ten (10) days' written notice prior to any cancellation of or material change in such insurance. The availability of the foregoing insurance coverage shall in no event be construed to limit or expand the Parties' agreement to limit liability to one another in accordance with Section 13.

SECTION 23. SIMILAR PRODUCTS.

(a) Continuing Prohibition. At all times both during and after the Term, MOLL shall not make or sell, or enable others to make or sell, the Cell Cassettes or Components, excepting only for making and selling the Cell Cassettes or Components for AASTROM.

(b) Similar Products. During the Term, MOLL shall not (i) manufacture, assemble, produce, ship or in any other way make available for use or distribution, by any party other than AASTROM, any product or system that is functionally the same as the Cell Cassette or Components, or (ii) in any way accept engagement with, or render service to, any individual, firm or corporation, other than AASTROM, as a consultant, instructor, expert, designer, manufacturer or producer, or act in any other capacity, which engagement or rendition of services involves the development or production of any product or system that performs the same function as the Cell Cassette. Furthermore, in the event that this Agreement is terminated by AASTROM "for cause" under Section 17, the foregoing prohibitions shall continue until twelve (12) months after the effective date of such termination. As used herein, a hematopoietic stem cell expansion product or system does not have the same function as a Cell Cassette if it utilizes distinctly different methods and distinctly different disposable components than are used for the Cell Cassette.

SECTION 24. GOVERNING LAW; DISPUTE RESOLUTION.

(a) Governing Law. The construction, interpretation and enforcement of the terms, conditions, rights and liabilities set forth in this Agreement shall be in accordance with the internal laws of the State of New York, excluding its conflict-of-laws principles.

(b) Dispute Resolution.

      (1) Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether common law or statutory, including, without limitation, claims asserting violations or the antitrust laws, will be settled exclusively by arbitration in Dallas, Texas if initiated by AASTROM and in Ann Arbor, Michigan, if initiated by MOLL (unless another location is mutually agreed in writing), using the then-current Commercial Rules of the American Arbitration Association. The arbitration will be heard before three neutral arbitrators, one to be chosen by AASTROM, one to be chosen by MOLL, and the third to be chosen by those two arbitrators.

      (2) The arbitrators will apply the internal law of the State of New York as set forth in Section 24(a), except that the arbitrators will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. To the extent consistent with the terms of this Agreement, the arbitrators shall have the power to grant injunctive relief. In all other respects, the then-current Commercial Rules of the American Arbitration Association will govern the arbitration. Judgment on the award of the arbitrators may be entered by any court having jurisdiction to do so, and the parties to this Agreement hereby irrevocably consent and submit to the personal jurisdiction and venue of the applicable federal courts having jurisdiction in the district and state in which the arbitration is to occur, if at all, in accordance with this Section 24(b) (or in the state court in the county and state in which the arbitration is to occur, if at all, failing jurisdiction of the federal court) in any action or proceeding for that purpose as well as for any and all other permitted purposes, including, without limitation, in respect of a Party seeking injunctive relief, in connection with this Agreement. The Parties hereby irrevocably waive any and all claims and defenses either might otherwise have in any such action or proceeding in any of such courts based upon any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar claim or defense.

      (3) The failure or refusal of either Party to submit to arbitration as required by Section 24(b) will constitute a material breach of this Agreement. If judicial action is commenced in order to compel arbitration, and if arbitration is in fact compelled, the Party that resisted arbitration will be required to pay to the other parties all costs and expenses, including, without limitation, reasonable attorneys' fees, that they incur in compelling arbitration. The prevailing Party in arbitration shall be entitled to its reasonable attorneys' fees and costs of the arbitration proceeding without regard to the limitations set forth in Section 13. All other fees and charges of the American Arbitration Association will be borne, as the arbitrators will determine in their award.

(c) Notwithstanding the Parties' agreement to submit to arbitration pursuant to this Section 24, either Party may petition any court of competent jurisdiction for injunctive relief in the event of an alleged breach of Section 15(b) or 16.

SECTION 25. NOTICES.

      All notices required to be made hereunder shall be sent to the respective Parties set forth below by certified mail, return receipt requested or by facsimile (with confirmation copy by such certified mail):

      If to MOLL:       Moll Industries
                        13455 Noel Rd., Suite 1420
                        Dallas, TX 75240
                        Attn.:  Ron Embree
                        Facsimile: 973-763-4001

      With a copy to:   Andrews & Kurth L.L.P.
                        111 Congress Ave., Suite 1700
                        Austin, TX 78701
                        Attn.: Matthew Lyons
                        Facsimile: 512-542-5226

      And

      If to AASTROM:    AASTROM Biosciences, Inc.
                        P.O. Box 376
                        Ann Arbor, Michigan 48106
                        Attn:  Brian Hampson, Vice President
                        Facsimile: 313-665-0485

      With a copy to:   Gray Cary Ware & Freidenrich LLP
                        4365 Executive Drive, Suite 1100
                        San Diego, CA  92121-2189
                        Attn.:  T. Knox Bell, Esq.
                        Facsimile: 619-677-1401

      AASTROM and MOLL may change their respective addresses and facsimile numbers for notices by a notice given by mail in accordance with this Section
25. Unless otherwise shown by documentary evidence, all notices shall be deemed received upon the earlier of actual receipt or three days after deposit in the U.S. mail, postage prepaid, or if by facsimile, on the business day next following the day sent.

SECTION 26. SUCCESSORS AND ASSIGNS; SURVIVAL.

      This Agreement is not intended to benefit any person not a Party hereto or to give any rights to any such non-party. This Agreement shall inure solely to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. This Agreement shall bind and inure to the benefit of any successor to a Party by merger or purchase of substantially all of the assets of the Party. Except to such a successor, neither AASTROM nor MOLL may assign this Agreement in whole or in part without the prior written consent of the other, which consent shall not be unreasonably withheld. Any assignment or purported assignment by either party without any such required consent shall be null and void. The representations, warranties and covenants set forth in this Agreement shall survive its expiration or earlier termination as expressly provided or as is necessary to give full effect to the undertakings of the Parties prior to such expiration or termination.

SECTION 27. HEADINGS.

      Headings inserted in this Agreement are for the convenience of the parties and shall not govern any conclusion or interpretation of this Agreement or any of its provisions. Nouns and verbs in the singular person or tense shall include the plural person and tense and vice versa.

SECTION 28. SEVERABILITY.

      In case any provision or part thereof in this Agreement shall, for any reason, be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision or part thereof, and this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part thereof had been reformed so that it would be valid, legal and enforceable to the maximum extent permitted. Except as otherwise expressly set forth in this Agreement, neither Party shall have the right to set off all or any part of the damages it incurs as a result of the other Party's breach of its obligations in this Agreement against amounts that are owed to such other Party hereunder.

SECTION 29. AMENDMENT AND WAIVER.

      This Agreement may be amended or modified only by a written instrument executed by each Party hereto expressly stating that it is an amendment to the terms of this Agreement. Without limiting the generality of the foregoing, all sales and purchases of Cell Cassettes contemplated by this Agreement shall be made solely pursuant to the terms of this Agreement without consideration of any different or additional terms of any purchase order or sales acknowledgement or other form of either Party and any such additional or different terms are hereby objected to. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect the Party's right at a later time to enforce the same. No waiver by any Party of the breach of any term contained in this Agreement, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such breach or of the breach of any other term of this Agreement, nor shall any such waiver be deemed to be a custom or practice of the waiving Party. No waiver shall be effective unless in writing, signed by the Party waiving compliance.

SECTION 30. COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 31. INDEPENDENT CONTRACTORS.

      The relationship between the Parties is that of independent contractors and neither Party shall have the power to bind or obligate the other in any manner, other than as expressly set forth in this Agreement.

SECTION 32. ENTIRE AGREEMENT.

      This Agreement, including, without limitation, its recitals and Appendices, sets forth the entire agreement and understanding of the parties in respect of the subject matter hereof, including, without limitation, the purchase and sale of Cell Cassettes, and supersedes all prior agreements, arrangements, presentations and understandings relative to the subject matter hereof, whether written or oral, express or implied. No oral or written statement, representation, warranty or promise made prior to or contemporaneously with the execution of this Agreement shall be binding upon either party with respect to the subject matter hereof or shall otherwise affect the enforceability of this Agreement in accordance with its terms.

      IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement effective on the Effective Date.

                                        MOLL INDUSTRIES, INC.

                                        By:
                                           -------------------------------
                                             Ron Embree
                                             President

                                        AASTROM BIOSCIENCES, INC.

                                        By:
                                           ------------------------------
                                        Alan M. Wright
                                        Senior V.P. Administrative. & Financial
                                                                 Operations, CFO

                                   APPENDIX I

                                    EQUIPMENT

                    [TO BE REVIEWED AND UPDATED AS NECESSARY]

I. Cell Cassette-related Manufacturing Equipment to be provided and owned by AASTROM

      1.    Bioreactor Assembly Fixtures

      2. Tissue Culture Treatment Process and Equipment Requiring: 208 Volt 3 Flux 60HZ @ 60 AMPS Clean Earth Ground 2" Exhaust Vent

            Nitrogen           Carbon Dioxide
            Nitrous Oxide      Helium

      3. Ultrasonic Welder - Dukane 700 Watt Ultracom Assembly System or Equivalent

      4.    Portable Clean Air Tent (if required)

      5. Leak Tester - Industrial Data Systems Sprint LC-P Pressure Decay Leak Tester Equivalent

      6. Sealing equipment for Harvest Bag, Waste Reservoir, and finished device packaging (if required)

      7.    UV curable adhesive application and curing equipment

      8.    Injection Molds

      9.    Robotic End Arm Tools

      10.   EMMA Welder and heat sealing station

II.   Manufacturing Equipment To Be Provided and owned by MOLL:

      1. Hand Assembly, Pneumatic Tools, and Dimensional Measurement Equipment as required by project

      2. AutoCAD and Pro Engineer workstation(s), either on site or readily accessible, to meet program objectives

      3.    Molding Equipment as Required by Program

            (600 ton, 300 ton, and 75 ton molding machines in class 100,000 medical molding facility;

            700 ton molding machines in an environment suitable for producing parts to be moved into a clean room)

      4.    Robotic pickers for molding machine.

      5.    Class 100,000 Assembly space as required by the Program

                                   APPENDIX II

                                 SPECIFICATIONS

27-369      CELL CASSETTE, PACKAGED

27-328      CONTROLLED ENVIRONMENT SPECIFICATION

15-034      SURFACE TREATMENT, CELL BED

29-036      CELL CULTURE DEVICE ASSEMBLY FOR AUTOMATED SYSTEM

15-036      CONTROLLED ENVIRONMENT INJECTION MOLDING OF COMPONENTS

                                  APPENDIX III

                                PRICING SCHEDULE

UNIT PRICING SHALL FOLLOW THE BCA METHOD, WHICH SHALL BE UPDATED QUARTERLY AND INCLUDES THE FOLLOWING:

Labor: 30% mark-up on wages/salaries and benefits

Molded Components: 30% mark-up on Moll Standard cost

Purchased Materials and Components: 15% mark-up on actual delivered cost

Freight: 0% mark-up -- passed through at cost

Sterilization: 0% mark-up without certification by Moll; 15% mark-up with certification by Moll

A forecast of monthly volume in excess of 150 cassettes per month for six consecutive months will trigger a joint meeting between Aastrom and Moll to review capacity requirements and cost reduction opportunities. At that time, it may be mutually decided between Aastrom and Moll to adopt a different pricing method than the BCA method for volumes higher than 150 cassettes per month.

                                   APPENDIX IV

Suppliers of components, assemblies, or services to Moll for manufacture of Cell Cassettes where periodic on-site audit is required.

      1)    Ethox Corporation

      2)    Steris Corporation